Exhibit 15




September 25, 2002

Riviera Holdings Corporation
Las Vegas, Nevada

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Rivera Holdings Corporation and subsidiaries for the periods ended March 31, 2002 and 2001, and June 30, 2002 and 2001, as indicated in our reports dated April 22, 2002, and July 30, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Las Vegas, Nevada